Exhibit 1.01

Skyworks Solutions, Inc.

Conflict Minerals Report
For the Calendar Year Ended December 31, 2014

Background
This report for the year ended December 31, 2014, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”). The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement due diligence and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Conflict Minerals Rule imposes these due diligence and disclosure requirements on companies that file public reports with the SEC and whose manufactured products contain conflict minerals that are necessary to the functionality or production of the products. Conflict minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (“3TG”). These requirements apply to reporting companies whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.
If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a Specialized Disclosure Report on Form SD that describes the reasonable country of origin inquiry completed. If a registrant has reason to believe that any of the conflict minerals in the registrant’s supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must submit a Conflict Minerals Report (the “CMR”) to the SEC that includes a description of those due diligence measures.
Overview
Skyworks Solutions, Inc. (herein referred to as “Skyworks,” the “Company,” “we,” “us,” or “our”), is empowering the wireless networking revolution, connecting virtually everyone and everything, all the time. Our highly innovative analog semiconductors are linking people, places, and things spanning a number of new and previously unimagined applications within automotive, broadband, cellular infrastructure, the connected home, industrial, medical, military, smartphone, tablet and wearable markets. We conducted an analysis of our products, including both products that we manufacture and products that we contract for manufacture, and found that substantially all of these products contain components considered likely to contain 3TG. We have conducted a survey of all of our suppliers whose materials or components contain 3TG and have concluded, based on the supplier responses, that certain of our products contain 3TG that originated, or may have originated, in the Covered Countries and that is not from recycled or scrap sources.
This CMR describes the due diligence we have performed with respect to the source and chain of custody of our conflict minerals, as well as measures we have adopted in order to mitigate the risk that the conflict minerals in our products could benefit armed groups in the Covered Countries.
Design of Due Diligence Process
To determine the source and chain of custody of 3TG necessary to the functionality and/or production of our products, we conducted due diligence on our supply chain. Our due diligence measures were developed to ascertain whether the 3TG in our products originated in the Covered Countries and, if so, whether armed groups directly or indirectly benefited as a result of the trade in these minerals. Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten. As detailed in the following sections, our due diligence process has been designed to comply with the following five steps of the OECD Guidance:

1.	Establishment of strong company management systems;

2.	Identification and assessment of risks in our supply chain;

3.	Implementation of a strategy to respond to identified risks;

4.	Audit of supply chain due diligence; and

5.	Reporting on supply chain due diligence.
Establishment of Strong Company Management Systems
Conflict Minerals Policy and Work Instruction
We have adopted a conflict minerals policy that makes the Company’s position on this issue clear to all stakeholders. The policy, which is published on our external website along with other Conflict Minerals information at http://www.skyworksinc.com/SustainabilityReporting.aspx, is regularly reviewed and updated as necessary. Pursuant to our conflict minerals policy, we have developed and implemented a documented work instruction, controlled within our established document control system, that governs all due diligence activities and other work processes related to conflict minerals. We also maintain a grievance reporting system that allows employees, suppliers, and other stakeholders to report anonymously any issues pertaining to the use of conflict minerals in our products.
Internal Management Team
We have established an internal management team for conflict minerals that includes subject matter experts from each of the following groups within Skyworks: Sustainability, Global Sourcing (Supply Chain), Legal, Finance, Corporate Communications, and Corporate Internal Audit. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Senior Manager of Global Sustainability. Senior management is briefed about the results of our due diligence efforts on a regular basis.
Conflict-Free Smelter Program
As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in the semiconductor sector and other sectors. As a member of the Electronics Industry Citizenship Coalition (“EICC”) and as outlined in the OECD Guidance, Skyworks is a participating member of the Conflict-Free Sourcing Initiative (“CFSI”), which is an initiative of the EICC and the Global eSustainability Initiative and which audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this report was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member “SWKS.” The CFSI has created the Conflict Free Smelter Program (“CFSP”) which provides our industry with valuable due diligence information. Under the CFSP, smelters and refiners voluntarily undergo independent third-party audits of their procurement activities and operations. Through this CFSP audit process, a smelter/refiner is certified as “CFSP-compliant” if the smelter/refiner has demonstrated that all processed materials originated from conflict-free sources.
Identification and Assessment of Risks in our Supply Chain
Identification of Potential 3TG Materials and Their Suppliers
Skyworks has an established process to evaluate our products and their associated materials content. Materials and components potentially containing 3TG, and the suppliers of such materials and components, are identified on a regular basis. We survey each of these suppliers to gather sourcing information on the 3TG found in our products.

Supplier Survey
For our supplier survey, we use the template developed by the CFSI, known as the Conflict Minerals Reporting Template (the “CMRT”). The CMRT was developed to facilitate disclosure and communication of information regarding smelters/refiners that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters/refiners the company and its suppliers use. In addition, the CMRT contains questions about supplier due diligence and the origin of conflict minerals included in the supplier’s products. Written instructions and recorded training illustrating the use of the tool is available on the CFSI’s website. We understand that the CMRT is being used by many companies in their due diligence processes related to conflict minerals.
Survey Results
We identified 48 direct suppliers whose materials or components contain 3TG. We rely on these suppliers to provide us with information about the source of conflict minerals contained in the materials and components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. We conducted our supplier survey activity in the third and fourth quarters of calendar year 2014. We sent surveys to all identified direct suppliers of materials or components that potentially contain 3TG and we received responses from 100% of the surveyed suppliers.
After receiving completed surveys from our suppliers, we reviewed the responses against internally developed criteria to evaluate the quality of the responses and to determine which responses required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the survey. In particular, we compared the smelters/refiners identified by our suppliers against the list of CFSP-compliant facilities. We raised the overall data quality by working directly with those suppliers who provided incomplete or inconsistent responses to provide revised responses.
Supplier survey responses included the names of 132 confirmed smelters/refiners (each with its own CFSP-assigned smelter identification number). Of these 132, 74% had been certified, as of December 5, 2014, as conflict free through a CFSP audit or a London Bullion Market Association (“LBMA”) audit. The remaining 26% of smelters/refiners had been confirmed as being “active” in the CFSP (i.e., such smelters/refiners have initiated the CFSP audit process). Lists of the CFSI Conflict-Free and Active smelters and refiners, along with LBMA refiners, are available via the public websites of these organizations.
Efforts to Determine Mine or Location of Origin
Through our participation in the CFSI and by following our established due diligence process in accordance with the OECD Guidance, we make efforts to determine “mine or location of origin” of reported conflict minerals in our supply chain through analysis of supplier survey responses, comparison of reported smelters/refiners against the lists of CFSP-compliant smelters/refiners, and review of country-of-origin information made available to CFSI members. These represent the most reasonable efforts we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Implementation of a Strategy to Respond to Identified Risks
The primary focus of our efforts to date has been, and we anticipate going forward will continue to be, movement toward a supply chain that uses exclusively CFSP-compliant smelters and refiners. During 2014, we successfully worked with our suppliers to eliminate from our supply chain several identified noncompliant smelters/refiners. To further mitigate the risk that the conflict minerals in our products could benefit armed groups in the Covered Countries, we intend to continue our membership in the EICC and in the CFSI to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
In addition, we intend to continue to assist suppliers to do the following:

•	confirm that all smelters/refiners listed in their survey responses are actual confirmed smelters/refiners with verified CFSP identification numbers;

•	encourage smelters/refiners in their supply chains to be audited under the CFSP to become CFSP-compliant;

•
establish alternative sources of 3TG that do not support armed conflict in the Covered Countries in the event that the suppliers determine that they have been receiving 3TG from sources that support such conflict; and

•	improve their systems of transparency and internal control to ensure the quality and reliability of the data they provide.
Audit of Supply Chain Due Diligence
As noted above, we do not have a direct relationship with any smelters or refiners that are not already confirmed as CFSP-compliant. We do not directly conduct audits. Instead, we work through our own supply chain and the CFSI to create leverage and encourage smelters/refiners to subject their due diligence efforts to a third-party audit.
Reporting on Supply Chain Due Diligence
In 2015, our public disclosures regarding conflict mineral sourcing includes this CMR filed with the SEC as an exhibit to the Specialized Disclosure Report on Form SD. This CMR is also publicly available on our website at http://www.skyworksinc.com/SustainabilityReporting.aspx.
Determination for Calendar Year 2014
While Skyworks’ suppliers have identified smelters that are the source of their conflict minerals, with respect to particular products, Skyworks has been unable to determine one or more of the following with respect to the 3TG contained in our products: whether they come from recycled or scrap sources, what facilities were used to process them, their country of origin, or their mine or location of origin. Based on the responses received from suppliers, however, the Company believes that the facilities that may have been used to process the Company’s necessary Conflict Minerals include the smelters and refiners listed in Annex A, and the countries of origin of its necessary Conflict Minerals may include the countries listed in Annex B.

Annex A

Subject Mineral	Smelter or Refiner Name	Country of Smelter or Refiner
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asaka Riken Co Ltd	Japan
Gold	Aurubis AG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Johnson Matthey Inc	United States
Gold	Johnson Matthey Ltd	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	United States
Gold	Kojima Chemicals Co., Ltd	Japan
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong
Gold	Metalor Technologies (Singapore) Pte. Ltd.	Singapore
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals, LLC	United States
Gold	PAMP SA	Switzerland
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States

Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	Plansee SE Reutte	Austria
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Telex	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	United States
Tin	Alpha	United States
Tin	Cooper Santa	Brazil
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan
Tin	OMSA	Bolivia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT REFINED BANGKA TIN	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah (Persero), Tbk	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais, Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China
Tin	Yunnan Tin Company, Ltd.	China
Tin	Magnu's Minerais Metais e Ligas LTDA	Brazil
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Annex B
Angola
Argentina
Australia
Austria
Belgium
Bolivia
Brazil
Burundi
Canada
Central African Republic
Chile
China
Colombia
Côte D’Ivoire
Czech Republic
Democratic Republic of Congo
Djibouti
Egypt
Estonia
Ethiopia
France
Germany
Guyana
Hungary
India
Indonesia
Ireland
Israel
Japan
Kazakhstan
Kenya
Laos
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique
Myanmar
Netherlands
Nigeria
Peru
Portugal
Republic of Congo
Russia
Rwanda
Sierra Leone
Singapore
Slovakia
South Africa
South Korea
South Sudan

Spain
Suriname
Switzerland
Taiwan
Tanzania
Thailand
Uganda
United Kingdom
United States of America
Vietnam
Zambia
Zimbabwe